Exhibit 10(iv)
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of this 21st day of June, 2010, by and between American Oil & Gas Inc., a Nevada corporation (the “Company”), and Don E. Schroeder (“Employee”) to be effective commencing June 21, 2010 (the “Effective Date”). Employee and Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”
     In consideration of the mutual covenants, promises and agreements herein contained, the Company and Employee hereby covenant, promise and agree to and with each other as follows:
     1. Employment. The Company shall employ Employee and Employee shall perform services for and on behalf of the Company upon the terms and conditions set forth in this Agreement.
     2. Positions and Duties of Employment. Employee shall be required to devote his full energy, skill and best efforts as required to the furtherance of his duties with the Company as the Company’s Vice President of Land.
          Employee understands that his employment by the Company involves a high degree of trust and confidence, that he is employed for the purpose of furthering the Company’s reputation and improving the Company’s operations and profitability, and that in executing this Agreement he undertakes the obligations set forth herein to accomplish such objectives. Employee agrees that he shall serve the Company fully, diligently, competently and to the best of his ability. Employee fully understands his right to discuss this Agreement with his attorney, that he has availed himself of this right to the extent that he desires, that he has carefully read and fully understands this entire Agreement, and that he is voluntarily entering into this Agreement.
     3. Duties.
          3.1 Employee shall serve as Vice President of Land of the Company and in that capacity shall work with the Company to pursue the Company’s plans as directed by the Board. Employee shall have the responsibilities, duties, obligations, rights, benefits and requisite authority as is customary for the position of Vice President of Land and as may be determined by the Board.
          3.2 During the term of this Agreement, Employee shall devote substantially all of Employee’s business time, attention, knowledge and skills solely to the business and interests of the Company and to the performance of Employee’s duties under this Agreement. Without limiting the foregoing, Employee shall perform services on behalf of the Company for 40 hours per week, and Employee shall be available at the reasonable request of the Company at other times, including weekends and holidays, to meet the oil and gas related operational requirements of the Company.
          3.3 During the term of this Agreement, Employee shall office in Denver, Colorado or upon authorization from the Board, a suburb of Denver.

     4. Term. Unless terminated earlier as provided for in this Agreement, the term of this Agreement shall commence on the Effective Date and end on the fifth anniversary of the Effective Date (the “Term”). If the employment relationship is terminated by either Party, Employee agrees to cooperate with the Company and with the Company’s new management with respect to the transition of the new management in the operations previously performed by Employee. Upon Employee’s termination, Employee agrees to return to the Company all non-public Company documents (and all copies thereof), any other Company property in Employee’s possession or control, and any materials of any kind that contain or embody any proprietary or confidential material of the Company. The foregoing notwithstanding, the Employee may retain personal copies of his employment, performance and benefit records, such as this Agreement.
     5. Compensation. Employee shall receive the following as compensation:
          (a) A salary at the annual rate of $190,000, subject to a performance review by the Board at the initial six month anniversary of employment for purposes of potentially increasing salary. Additional possible increases in salary could occur from time to time in the discretion of the Board, or a committee selected by the Board, payable in accordance with the Company’s customary payroll practices.
          (b) At the discretion of the Board, or a committee selected by the Board, performance-based bonus(es).
          (c) Employee shall be entitled to participate in the Company’s 2006 Stock Incentive Plan, as amended; provided, that the Employee recognizes that there is no obligation of the Company to make any additional grants to him in the future.
          (d) Company shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan medical, dental and/or hospitalization plans and any and all other benefit plans, which may be placed in effect by the Company for the benefit of the Company’s employees during the Term.
          (e) The Company shall provide Employee with four weeks vacation leave per each year of Employee’s employment and with sick leave consistent with Company plans and policies in effect for Employees from time to time.
          (f) Any payments which the Company shall make to Employee pursuant to this Agreement shall be reduced by standard withholding and other applicable payroll deductions, including but not limited to federal, state or local income or other taxes, Social Security and Medicare Taxes, State Unemployment Insurance, State Disability Insurance, and the like.
          (g) During the term of his employment, Employee shall be reimbursed for reasonable expenses that are authorized by the Company and that are incurred by Employee for the benefit of the Company in accordance with the standard reimbursement practices of the Company. Any direct payment or reimbursement of expenses shall be made only upon presentation of an itemized accounting conforming in form and content to standards prescribed by the Internal Revenue Service relative to the substantiation of the deductibility of business expenses.

     6. Confidentiality. Employee hereby warrants, covenants and agrees that, Employee may not disclose confidential information, including but not limited to (a) information, memoranda, plans or other documents concerning Company’s business or development plans, customers or suppliers, (b) Company’s development, or sales and marketing methods or techniques, or (c) Company’s trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such information shall include, but not be limited to, information, including a prospect, property, formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this paragraph shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or other events.
     7. Non-Compete.
          (a) Employee acknowledges and recognizes the highly competitive nature of the Company’s business and that Employee’s duties hereunder justify restricting Employee’s further employment. The Employee agrees that so long as the Employee is employed by the Company, Employee, except when acting at the request of the Company on behalf of or for the benefit of the Company, (i) will not induce customers, agents or other sources of distribution of the Company’s business under contract, doing business with the Company, or in negotiations to do business with the Company to terminate, reduce, alter or divert business with or from the Company, (ii) will not, directly or indirectly, solicit or induce, or enter into any discussions that would have the effect of soliciting or inducing, any individual that is, or was, within ninety days prior to the termination of this Agreement, an employee of Company or any of Company’s affiliates to leave the Company or such affiliate of the Company, (iii) will not, directly or indirectly, employ any individual that is, or was, within ninety days prior to the termination of this Agreement, an employee of either the Company or an affiliate of the Company, and (iv) shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a company that does not have securities registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or shareholder in excess of one percent of a company that has securities registered under the 1934 Act, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is engaged in the oil and gas industry or is otherwise engaged in competition in any manner whatsoever with the business activities of Company, including, without limitation, involvement with areas in which the Company is developing a property or properties and in areas that the Company is analyzing or has analyzed to determine if development and exploration is feasible in such areas. Employee further covenants and agrees that the restrictive covenant set forth in this paragraph is reasonable as to duration, terms, and geographical area and that the same protects the legitimate interests of Company, imposes no undue hardship on Employee, and is not injurious to the public. Ownership by Employee, for investment purposes only, of less than one percent of any class of securities of a corporation if said securities are listed on a national securities exchange or registered under the 1934 Act shall not constitute a breach of the covenant set forth under (iv) above. It is the desire and intent of the Parties that the provisions of this paragraph be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this paragraph shall be adjudicated to be invalid or unenforceable, this paragraph shall be deemed amended to apply in the broadest allowable manner and to delete therefrom the portion adjudicated to be invalid or unenforceable, such amendment and deletion to apply only with respect to the operation of paragraph in the particular jurisdiction in which that adjudication is made.
     In the event that Employee’s employment with Company is terminated pursuant to Section 8(a) below, the provisions in Section 7(a) above shall continue to apply for a period of 12 months following the date of termination, however, such provisions will be limited geographically to any areas that Company is currently developing, or any areas that Company has, during the 12 month period prior to the date of termination, analyzed to determine if development and exploration is feasible in such area. Company shall, no later than thirty days after the termination of Employee’s employment pursuant to Section 8(a) below, provide Employee with a list of areas to which Section 7(a) is limited.
     It is understood that Employee has an overriding royalty interest in the Goliath and Titan Areas of Mutual Interest and affected lands, as defined in Purchase and Sale Agreement dated October 7, 2005, by and among American Oil & Gas, Inc. and Tahosa Holdings, LLC, et al; and Purchase and Sale Agreement dated May 5, 2006, by and among Pogo Producing Company and Tahosa Holdings, LLC, et al. Nothing in this Agreement shall affect Employee’s rights to that interest.
     8. Termination.
          (a) In the event that Employee’s employment with the Company is terminated for Cause, or due to Employee’s resignation or voluntary termination (except as provided in Section 8(b)(iii)), then all compensation and benefits will cease as of the effective date of such termination, and Employee shall receive no severance benefits, or any other compensation; provided that Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination.
               (i) For purposes of this Agreement, “Cause” shall mean that the Board, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed any of the following: willful misconduct, gross negligence, theft, fraud, or other illegal conduct; refusal or unwillingness to perform Employee’s duties; performance by Employee of Employee’s duties determined by the Board to be inadequate in a material respect; breach of any applicable non-competition, confidentiality or other proprietary information or inventions agreement between Employee and the Company; inappropriate conflict of interest; insubordination; failure to follow the directions of the Board or any committee thereof; or any other material breach of this Agreement. Indictment or conviction of any felony, or any entry of a plea of nolo contendre in a felony proceeding, under the laws of the United States or any State shall also be considered “Cause” hereunder.
          (b) In the event that: (i) the Board determines, in its sole discretion, that it is in the best interests of the Company to terminate the Employee’s employment with the Company, and the Board does not desire to base such termination on the provisions of Section

8(a) regardless of whether it is unable or does not desire to do so; or (ii) the Employee dies or becomes disabled (and he shall be deemed disabled if he shall have been unable to substantially perform his duties with the Company as a result of sickness or injury for a period of more than 120 days in any twelve-month period); or (iii) the Employee terminates because the Company requires that Employee relocate his principal place of business to a location more than 50 miles from Denver, Colorado, then all compensation and benefits will cease as of six months after the effective date of such termination, and Employee shall receive no other severance benefits, or any other compensation; provided that Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the date which is six months after the effective date of termination.
          (c) Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. Employee shall enter into an agreement with the Company providing for a complete release of the Company as a condition to receiving the payments provided for in Section 8(b).
          (d) Any party terminating this Agreement shall give prompt written notice (“Notice of Termination”) to the other party hereto advising such other party of the termination of this Agreement stating in reasonable detail the basis for such termination.
     9. Remedies. If there is a breach or threatened breach of any provision of Section 6 or Section 7 of this Agreement, the Company will suffer irreparable harm and shall be entitled to an injunction restraining Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.
     10. Severability. It is the clear intention of the Parties to this Agreement that no term, provision or clause of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, unless such term, provision or clause cannot be otherwise construed, interpreted, or modified to give effect to the intent of the Parties and to be valid, legal or enforceable. The Parties specifically charge the trier of fact to give effect to the intent of the Parties, even if in doing so, information of a specific provision of this Agreement is required consistent with the foregoing stated intent. In the event that such a term, provision, or clause cannot be so construed, interpreted or modified, the validity, legality and enforceability of the remaining provisions contained herein and other application(s) thereof shall not in any way be affected or impaired thereby and shall remain in full force and effect.
     11. Waiver of Breach. The waiver by the Company or Employee of the breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by that Party.
     12. Entire Agreement. This document contains the entire agreement between the Parties and supersedes all prior oral or written agreements, if any, concerning the subject matter hereof or otherwise concerning Employee’s employment by the Company. This Agreement shall not affect any other contractual agreements with the Company, including stock option and restricted stock agreements. This Agreement may not be changed orally, but only by agreement in writing signed by the Parties.
     13. Governing Law. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of Colorado, excluding conflict of laws principles. Employee hereby expressly consents to personal jurisdiction in the state and federal courts located in Denver County, Colorado for any lawsuit filed there against him by the Company arising from or relating to this Agreement, and Employee agrees that any action brought by him against the Company will be brought in the state or federal courts located in Denver County, Colorado.
     14. Notices. Any notice pursuant to this Agreement shall be validly given or served if that notice is made in writing and delivered personally or sent by certified mail or registered, return receipt requested, postage prepaid, to the following addresses:
If to Company:     American Oil & Gas Inc.
1050 17th Street, Suite 2400
Denver, CO 80265
Attention: Andy Calerich, President
If to Employee:     To the address for Employee set forth below his signature.
          All notices so given shall be deemed effective upon personal delivery or, if sent by certified or registered mail, five business days after date of mailing. Either party, by notice so given, may change the address to which his or its future notices shall be sent.
     15. Assignment and Binding Effect. This Agreement shall be binding upon Employee and the Company and shall benefit the Company and its successors and assigns. This Agreement shall not be assignable by Employee.
     16. Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     17. Construction. Employee represents he has (a) read and completely understands this Agreement and (b) had an opportunity to consult with any legal and other advisers as he has desired in connection with this Agreement. This Agreement shall not be construed against any one of the Parties.
* * * * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the day and year first above written.

EMPLOYEE	AMERICAN OIL & GAS INC.

/s/ Don E. Schroeder	/s/ Andrew P. Calerich

Don E. Schroeder, Individually	Name: Andrew P. Calerich
Address: 13121 W. Ohio Ave. Lakewood, CO 80228	Title: President and Director